Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Seanergy Maritime Corp.

We consent to the inclusion in the foregoing Registration Statement on Form F-1 of our report dated February 20, 2007, except for Footnotes No. 2, 5, 7 and 8 which are dated July 6, 2007, with respect to our audit of the financial statements of Seanergy Maritime Corp. as of December 31, 2006 and for the period from August 15, 2006 (inception) to December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/  Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants
Boca Raton, Florida
July 6, 2007